Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 11/23/2020	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

11/23/2020 through 11/29/2020	Under $15,000	0.15%	0.15%
	$15,000 through $50,000.99	0.30%	0.30%
	$50,001 and above	0.40%	0.40%